UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Medallion financial corp.
(Name of Registrant as Specified in Its Charter)

KORR VALUE L.P. KORR ACQUISITIONS GROUP, INC. KENNETH ORR DAVID ORR JONATHAN ORR Andrew S. Fox Philip P. Scala
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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KORR Value L.P., a Delaware limited partnership (“KORR Value”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Medallion Financial Corp., a Delaware corporation (the “Company”).

Item 1: On February 28, 2022, KORR Value was quoted in the following article published by 13D Monitor Daily Recap:

KORR Value Sends Letter to Medallion Financial Reinforcing the Urgent Need for Governance and Strategic Change Following Recent Earnings
"Business Wire (02/28/22)"

KORR Value L.P., which together with its affiliates owns approximately 5.7% of the outstanding common shares of Medallion Financial Corp. (MFIN), has sent an open letter to the board of directors of the company. The letter says, "We are writing to you today, on the one hand, to applaud the Company's recently released record full-year financial results, but also, on the other hand, to reinforce to you that the market is not going to give Medallion Financial credit for strong performance as long as it is plagued by abysmal governance, apparent conflicts of interest, and questionable insider dealing. In our view, Medallion Financial will continue to trade at a punishing discount to book value and remain uninvestable to a large portion of the market until there is a change of attitude and personnel in the boardroom. We applaud the fact that Medallion Financial's core operating business, Medallion Bank, drove record earnings growth for the quarter that far exceeded analysts' consensus expectations. The 2004 decision to pivot from the legacy taxi medallion business into highly profitable and growing consumer lending has paid off. We recognize that the decision has contributed to a financial turnaround for the Company and may have, in fact, saved the entire business. Nonetheless, strong operating results have not been enough to conceal governance issues and produce sustainable returns for shareholders. Unfortunately, Medallion Financial's shares continue to trade at a staggering discount. Although Medallion Bank had net income of $70 million in 2021, the entire Company's market capitalization is still only $209 million. The Company has 2021 full-year earnings per share of $2.17, yet its share price remains at $8.34 (less than 4x earnings and far below peers). We have long suggested that the Board either take meaningful actions to preserve value or pursue a value-maximizing sale of the Company that can secure an attractive premium for shareholders. As the operating business continues to flourish and the share price fails to follow, it has only become more apparent that our suggestions, which have long been ignored by the Board, are ever more necessary. We maintain that change is needed in the boardroom in order to open a new chapter for the Company. The Company must pivot from its history of an old guard and country club-styled Board toward a true refreshment involving the appointment of highly-qualified and fully independent directors."

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

KORR Value, L.P., a Delaware limited partnership (“KORR Value”), together with the other participants named herein (collectively, “KORR”), intends to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of stockholders of Medallion Financial Corp., a Delaware corporation (the “Company”).

KORR STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are anticipated to be KORR Value, KORR Acquisitions Group, Inc., a New York corporation (“KORR Acquisitions”), Kenneth Orr, David Orr, Jonathan Orr, Andrew S. Fox and Philip P. Scala.

As of the date hereof, KORR Value directly beneficially owns 1,253,900 shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), including 1,000 shares of Common Stock held in record name. As the general partner of KORR Value, KORR Acquisitions may be deemed to beneficially own the 1,253,900 shares of Common Stock directly beneficially owned by KORR Value. As the Chief Executive Officer and Chief Investment Officer of KORR Acquisitions, Mr. K. Orr may be deemed to beneficially own the 1,253,900 shares of Common Stock directly beneficially owned by KORR Value. As of the date hereof, Mr. D. Orr may be deemed to beneficially own 83,000 shares of Common Stock. As of the date hereof, Mr. J. Orr directly beneficially owns 95,202 shares of Common Stock. As of the date hereof, neither of Messrs. Fox or Scala own beneficially or of record any securities of the Company.